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DATE:           January 29, 1998

CONTACT:        Kirsten J. Sullivan, 716-777-6179 (investors)
		              Randal A. Simonetti, 716-777-5886 (media)

SUMMARY:        FRONTIER CFO LOUIS L. MASSARO TO RETIRE

Rochester, NY -- January 29, 1998 -- Frontier Corporation (NYSE:FRO) today announced the retirement of Louis L. Massaro, Executive Vice President and Chief Financial Officer. Although Massaro will officially retire at the end of February, he will continue in a consulting capacity for Frontier throughout the year.

    In making the announcement, Frontier Chief Executive Officer Joseph
P. Clayton said, "Lou is an industry visionary, and in the eight months I've had the privilege to work with him, he has become a trusted advisor and friend. In the thirty years he's been with this company, Lou has helped shape the direction, growth, and future of Frontier. I regret, but respect his decision to retire."

    Clayton added that a search for a successor is currently underway both internally and externally, with a decision expected in the next 60 to 90 days.

    "I'm proud to have played a meaningful role in the growth and development of Frontier as a national communications company. I believe that Frontier is now well-positioned for success," commented Massaro.

    "I'll be following the company's progress very closely, both in the short-term as a consultant and advisor, and over the long-term as a shareholder," he added.

    Massaro has been a corporate officer since 1988, and has been in his current position since April 1996. He also served as Chief Financial Officer from 1993 to 1995, during which time he led Frontier's merger and acquisition program which doubled the company's size.

    Massaro's career started in 1969 and includes a number of positions in both staff and operations roles. In 1987 he was appointed director of the company's long distance, network systems and cellular operations, achieving vice president the following year. Massaro served as president of the long distance and network systems divisions from 1988 to 1991, and president of the Rochester, N.Y., telephone operations from 1991 to 1993.

    Frontier Corporation (NYSE:FRO) is a leading provider of integrated communications services to business customers nationwide. Frontier's state-of-the-art, self-healing nationwide fiber optic network will ensure customers access to virtually unlimited capacity with unsurpassed reliability. The fifth largest telecommunications company in the United States, Frontier also serves nearly one million local access lines across the country. Frontier's integrated communications services -- including long distance, local, wireless, data and Internet -- are available from one source, on one bill, with one point of customer contact.

You can receive a faxed copy of any Frontier Corporation press release dating back to January 1997, free of charge, 24 hours a day. Call
1-800-758-5804, extension 762302. An automated system will provide you with instructions.

Visit Frontier Corporation's home page on the World Wide Web:
http://www.frontiercorp.com